Exhibit 8.2

LEGAL OPINION

To:	ECMOHO Limited

3F, 1000 Tianyaoqiao Road, Xuhui District

Shanghai, 200030

People’s Republic of China

August 3rd, 2021

Dear Sirs:

1.

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 5). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.

We act as PRC counsel to ECMOHO Limited (the “Company”), a company incorporated under the laws of Cayman Islands, in connection with the offering and the sale by the Company of its ordinary shares, par value US$0.00001 per share (the “Ordinary Shares”), in accordance with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on June 21st , 2021 (File No. 333-257200) under the U.S. Securities Act of 1933 (as amended), we have been requested to give this opinion in connection with the Section “Taxation” in the Registration Statement regarding PRC taxation.

3.

In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (the “Documents”).

4.	In examining the Documents and for the purpose of giving this Opinion, we have assumed without further inquiry:

(a)

the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as original and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals;

(b)	the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents;

(c)	that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such documents;

(d)	that information provided to us by the Company and its affiliates in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company and its affiliates have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(e)	all Governmental Authorizations and other official statement or documentation are obtained by lawful means in due course;

(f)	that each of the parties other than PRC companies is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

(g)	that all parties other than the PRC companies have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and

(h)	all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company and its affiliates with proper authority and upon representations, made in or pursuant to the Documents.

5.	The following terms as used in this Opinion are defined as follows:

“Governmental Authorities”	means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC.

“Governmental Authorizations”	means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Governmental Authorities pursuant to any applicable PRC Laws.

“PRC Laws”	means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

6.	Based upon and subject to the foregoing and the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that:

As of the date hereof, the statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statements of PRC tax law, are accurate in all material respects.

7.	This Opinion is subject to the following qualifications:

(a)

This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)	We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents.

(c)

This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(d)

This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference of our name under captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices